CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS

CONSOLIDATED

Twelve Months Ended December 31, 1995
-------------------------------------

1.  Income from continuing operations before cumulative
    effect of change in accounting principle and income taxes...............        $  714,802
                                                                                    ==========

2.  Fixed charges of continuing operations:

    A. Interest expense (excluding interest on deposits),
       amortization of debt issuance costs and one-third of
       rental expenses, net of income from subleases........................        $  262,860

    B. Interest on deposits.................................................           532,703
                                                                                    ----------

    C. Total fixed charges (line 2A + line 2B)...............................       $  795,563
                                                                                    ==========

3. Income from continuing operations before cumulative effect of change in accounting principle and income taxes, plus total fixed charges of continuing operations:

    A. Excluding interest on deposits (line 1 + line 2A)....................        $  977,662
                                                                                    ==========

    B. Including interest on deposits (line 1 + line 2C)....................        $1,510,365
                                                                                    ==========

4.  Ratio of earnings (as defined) to fixed charges:

    A. Excluding interest on deposits (line 3A/line 2A).....................              3.72x
                                                                                          =====

    B. Including interest on deposits (line 3B/line 2C).....................              1.90x
                                                                                          ====